Exhibit 99.1

Contact:
Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corporation
(516) 536-5850

AMERICAN MEDICAL ALERT CORPORATION REPORTS
YEAR END 2007 RESULTS

•	EBITDA for 2007 exceeds $7,400,000, representing a 23% increase over 2006.
•	Company balance sheet as of December 31, 2007 remains strong with working capital increasing to approximately $3.6 million and debt to equity ratio of .26 to 1.
•	Walgreens Ready Response program scheduled to expand to 6,200+ retail locations.

OCEANSIDE, New York. -March 25, 2008 - American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and year ended December 31, 2007.

Revenues for the quarter ended December 31, 2007, consisting primarily of monthly recurring revenues (MRR), increased 15% to $9,271,953 as compared to $8,063,200 for the same period in 2006. Net income for the quarter ended December 31, 2007 decreased 31% to $317,335 or $.03 per diluted share as compared to $458,565 or $.05 per diluted share for the same period in 2006. The decrease is primarily the result of initial costs associated with the implementing of Sarbanes Oxley 404 compliance program and certain relocation and training start up costs related to our new Clovis, New Mexico facility. The Company is working with the State of New Mexico’s economic development department to secure incentives to help offset certain of these aforementioned relocation and training costs.

Revenues for the year ended December 31, 2007 increased 16% to $35,645,265, as compared to $30,794,388 for the same period in 2006. Net income increased 20% to $1,514,232 or $0.16 per diluted share as compared to a net income of $1,262,529 or $0.13 per diluted share for the previous year.

The Company’s revenue for the year ended December 31, 2007 exceeded the Company’s guidance for 2007. The Company projected that gross revenues, consisting primarily of monthly recurring revenue (MRR), would increase by 15% to $35,250,000. The Company’s net income was in line with the Company’s guidance for 2007. The Company had projected net income of $1,500,000 for the year ending December 31, 2007.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the year ended December 31, 2007 increased 23% to $7,443,516 as compared to $6,041,404 for the same period in 2006.

The Company continues to demonstrate increasing financial strength within its balance sheet as reflected by its improved working capital position and debt to equity ratio. The Company’s working capital increased to $3,601,469 at December 31, 2007, as compared to $3,187,963 at December 31, 2006. The Company’s debt to equity ratio was .26 to 1 at December 31, 2007 as compared to .34 to 1 at December 31, 2006.

Jack Rhian, President and Chief Executive Officer, explained, “Given these turbulent economic times, it is particularly gratifying to report results that exceed guidance. 2007 was the fifth consecutive year that AMAC has delivered double digit growth in revenue and earnings. We expect these trends to continue for 2008. The Company’s EBITDA has increased by 89% during the past 3 years which has allowed the Company to reinvest profits in product development and infrastructure. As we move into 2008, we have refined our objectives and are focused on three significant initiatives we believe provide the fuel to drive revenue and profitability in 2008 and beyond as we expect the demand for our remote monitoring and communication services to dramatically increase going forward:

▪
Walgreens Ready Response™ Medical Alert System direct to consumer PERS program- At this time, we have achieved an annualized recurring revenue run rate in excess of one million dollars associated with this program. While it has taken a little extra time to determine the best approach to avail ourselves of this opportunity, AMAC and Walgreens management are moving forward with deliberate speed to establish Walgreens Ready Response as a national brand and significantly increase the annualized sales of this market channel. These ongoing efforts include an enhanced web presence, national television advertising, and in-store signage program and circular distribution in Walgreens 6,200 retail pharmacy locations. These marketing and advertising efforts should be in full swing within the next 30-45 days. It is reasonable to expect, once we have chain wide program participation, that monthly subscriber enrollment should steadily increase.

Overall, our existing PERS customer base is stable and steadily growing. Both our business to business and independent/residential community marketing channels continue to expand. We believe through the combination of traditional market channel growth and the ongoing expansion under the Walgreens initiative, we can anticipate significant growth in our PERS subscriber base.

▪
MedSmart®-AMAC’s next generation medication dispensing and monitoring system is expected to become commercially available during the second half of 2008. This new device was built to expand and enhance the Company’s current med-management product offerings. Through extensive user feedback and input of healthcare providers, MedSmart is expected to have much greater appeal to a rapidly expanding population who rely on proper medication adherence to remain healthy and independent. Nonadherence has been classified as “the world’s other drug problem” accounting for more than 10% of older adult hospital admissions and one out of four nursing home admissions, resulting in $100 billion in health care costs each year. AMAC’s MedSmart System will introduce new, much needed monitoring capabilities to family caregivers and providers, further allowing AMAC to provide a complementary service offering to existing PERS marketing channels, thus creating an enhanced revenue generator for both product sales and recurring monthly revenue.

▪
AMAC’s TBCS Daytime Specialty- As we have stated in previous communications, the pipeline for these daytime services is increasing and, in fact, several meaningful agreements have been recently consummated and are in various stages of implementation. While we are not permitted to disclose the names of these hospitals, we expect to garner strong results from the traction gained with these service offerings. Our TBCS division substantially completed its infrastructure augmentation in 2007. In addition to consolidation efforts, software upgrades and compliance program certifications, we commenced recruiting labor to our new location in Clovis, New Mexico to derive operational efficiencies from a more stable, cost effective and ample U.S. labor pool. Now equipped with a national call distribution capability, AMAC can maximize its potential per seat throughput by 50% given its current new capacity. While we will continue to look for attractive and accretive acquisitions, our primary objective is to grow revenue from internally driven sales activities through both our traditional, after-hours answering service offering and our daytime specialty services. Our strategy to pursue daytime specialty opportunities remains a top priority as the trend towards outsourcing hospital and allied healthcare communications needs to U.S. based, medically focused companies continues to increase. We have successfully created a solutions services portfolio extending from overflow coverage to appointment scheduling and event reminders as well as other concierge services. We plan to focus on this attractive and untapped opportunity with the goal of achieving market leadership.

Based on our key 2008 initiatives outlined herein, we plan to issue full year guidance in July when the potential of the Company’s 2008 initiatives are more fully realized.

Recession Resistant- AMAC is primarily a healthcare communications company. The Company’s HSMS division derives its business from the increasing demand generated by public policies that have determined the home setting to be the optimal goal for successful aging in place, and has not been affected by current macroeconomic trends which have negatively impacted the national economy. This demand is fueled by a population projection that the American 65+ age cohort will represent a 15% growth rate in the first decade of the 21st century. This number is anticipated to experience a 36% increase by the end of the second decade--2020. By 2030 there will be almost twice the number of Americans 65+ than in 2005. Moreover, the 85+ population is projected to increase 40% from 4.2 million in 2000 to 6.1 million in 2010 and then to 7.3 million in 2020.

The driver for the Company’s TBCS business originates from the healthcare community’s need to channel their voice and data business transactions to companies such as AMAC that possess a comprehensive and efficient communications infrastructure. The demand for services provided by both HSMS and TBCS is anticipated to sharply grow as healthcare providers and governmental agencies strive to create efficiencies and cost containment within their areas of responsibility.

All of AMAC’s products and services are proven to reduce healthcare costs and enhance a healthcare provider’s ability to care for the continually increasing numbers of our aging population. AMAC has been recognized by many of the largest and most prominent healthcare providers as a “solutions partner and technology provider” capable of addressing multiple challenges associated with keeping older adults and persons with disabilities out of costly institutions and in more cost effective residential settings. Given this enviable position, we view our near and midterm future prospects with great enthusiasm and intend to aggressively execute on each of the declared opportunities.”

Webcast information

The Company invites investors and others to listen to the earnings conference call live over the Internet or by dial in at 10:00 a.m. ET.

What:	American Medical Alert Corp. Fiscal 2007 Results
When:	Tuesday March 25, 2008 10:00 a.m. ET
Where:	http://www.vcall.com/IC/CEPage.asp?ID=126221

How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-0782 to participate.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: H-LINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.
Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three months and year ended December 31, 2007 and 2006 and balance sheets as of December 31, 2007 and 2006 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006

Revenues	$9,271,953	$8,063,200	$35,645,265	$30,794,388

Net Income	$317,335	$458,565	$1,514,232	$1,262,529

Net Income per Share
Basic	$0.03	$0.05	$0.16	$0.14
Diluted	$0.03	$0.05	$0.16	$0.13

Basic Weighted Average
Shares Outstanding	9,333,519	9,104,915	9,276,712	8,948,328

Diluted Weighted Average
Shares Outstanding	9,804,786	9,491,086	9,732,386	9,386,142

CONDENSED BALANCE SHEET

	December 31,	December 31,
	2007	2006

ASSETS

Current Assets	$8,672,362	$7,651,185
Fixed Assets - Net	10,799,313	9,307,912
Other Assets	15,481,546	16,083,279

Total Assets	$34,953,221	$33,042,376

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$5,070,893	$4,463,222
Deferred Income Tax	947,000	992,000
Long-term Debt	4,694,316	5,677,068
Long-term Capital Lease	32,425	74,440
Other Liabilities	537,922	490,456

Total Liabilities	$11,282,556	$11,697,186

Stockholders' Equity	23,670,665	21,345,190

Total Liabilities and Stockholders' Equity	$34,953,221	$33,042,376

Earnings before interest, taxes and depreciation and amortization for the year ended December 31, 2007, 2006, 2005 and 2004 reconciled to net income.
	12/31/07	12/31/06	12/31/05	12/31/04

Net Income	1,514,232	1,262,529	932,436	410,606
Add Backs:
Taxes	1,146,000	869,000	866,000	398,000
Interest	481,166	394,613	52,638	58,184
Depreciation & Amort.	4,302,118	3,515,262	3,061,668	3,071,668

EBITDA	7,443,516	6,041,404	4,912,742	3,938,214